Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGlarey & Pullen
Certified Public Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Clover Leaf Financial Corp. of our report dated March 25, 2008 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-KSB of First Clover Leaf Financial Corp. for the year ended December 31, 2007.  We also consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen LLP
Champaign, Illinois
June 16, 2008